Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-131503) pertaining to the 2005 Long-Term Incentive Plan and 2006 Employee Stock Purchase Plan of Texas Capital Bancshares, Inc.,

(2)Registration Statement (Form S-8 No. 333-166954) pertaining to the 2010 Long-Term Incentive Plan of Texas Capital Bancshares, Inc., and

(3)Registration Statement (Form S-8 No. 333-204357) pertaining to the 2015 Long-Term Incentive Plan of Texas Capital Bancshares, Inc.

of our reports dated February 9, 2021, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc. (the Company) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report (Form 10-K) of the Company for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Dallas, TX
February 9, 2021